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EXHIBIT 11.1         COMPUTATION OF NET INCOME PER SHARE

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                                                                                   Three Months Ended        Six Months Ended
                                                                                        June 30,               June 30,
                                                                                   -------------------------------------------

                                                                                    1999         1998      1999        1998
                                                                                    ----         ----      ----        ----

Basic:
  Net income attributable to common shares .....................................   $ 4,838     $ 4,875    $ 6,266    $ 8,458
                                                                                   =======     =======    =======    =======
  Weighted average common shares outstanding ...................................    22,085      21,912     22,080     21,840
                                                                                   =======     =======    =======    =======
  Per share amount .............................................................   $  0.22     $  0.22    $  0.28    $  0.39
                                                                                   =======     =======    =======    =======

Diluted:
  Net income ...................................................................   $ 4,838     $ 4,875    $ 6,266    $ 8,458
  Net effect of convertible debentures based on the
    if-converted method, assuming 100% conversion:
      $35,000,000, 6.75%, due 2006 .............................................       391         591        782      1,181
      $50,000,000, 7.0%, due 2004 ..............................................       587         875      1,174      1,750
      $143,750,000, 5.25%, due 2002 ............................................     1,295       1,887      1,590      3,773
                                                                                   -------     -------    -------    -------
  Net income (loss) attributable to common shares ..............................   $ 7,111     $ 8,228    $ 9,812    $15,162
                                                                                   =======     =======    =======    =======

  Weighted average common shares outstanding ...................................    22,085      21,912     22,080     21,840

  Net effect of convertible debentures based on the if-converted method, assuming 100% conversion:
      $35,000,000, 6.75%, due 2006 .............................................     1,717       1,717      1,717      1,717
      $50,000,000, 7.0%, due 2004 ..............................................     2,469       2,469      2,469      2,469
      $143,750,000, 5.25%, due 2002 ............................................     5,000       5,000      5,000      5,000

  Net effect of dilutive stock options based on the Treasury stock method, using
    average market price........................................................       260         501        362        527
                                                                                   -------     -------    -------    -------
      Totals ...................................................................    31,531      31,599     31,628     31,553
                                                                                   =======     =======    =======    =======

  Per share amount .............................................................   $  0.23     $  0.26    $  0.31    $  0.48
                                                                                   =======     =======    =======    =======
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